Exhibit 99.1

FOR IMMEDIATE RELEASE

SAFEWAY INC. ANNOUNCES PRELIMINARY RESULTS OF

2014 STOCKHOLDER VOTE

CONTACT: Christiane Pelz, 925-467-3832

PLEASANTON, CA – July 25, 2014 – Safeway Inc. (NYSE: SWY) announced the preliminary results of its stockholder vote at the company’s 2014 Annual Meeting of Stockholders held today. Stockholders approved and adopted the proposal to approve the previously announced agreement and plan of merger dated as of March 6, 2014, as amended on April 7, 2014 and June 13, 2014, under which AB Acquisition LLC, an affiliate of Albertsons, will acquire Safeway (the “Merger”) as described in the proxy statement dated June 19, 2014 with 70% of the outstanding shares and 96% of the shares voted voting FOR the Merger. The two other Merger-related proposals were also approved:

•	A non-binding advisory proposal to approve the merger-related compensation for the named executive officers (96% FOR)

•	The adjournment of the Annual Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Annual Meeting to approve and adopt the Merger Agreement (90% FOR)

Stockholders also approved the Advisory Vote on Executive Compensation (“Say on Pay”) with 99% voting FOR.

Stockholders elected each of the nine directors by a vote percentage of at least 87% and approved the appointment of Deloitte & Touche LLP to serve as the company’s independent registered accounting firm for the 2014 fiscal year.

Stockholders voted AGAINST two stockholder proposals as recommended by the Board of Directors with the following approximate vote percentages:

• Labeling products containing genetically engineered ingredients	90% AGAINST

• Extended producer responsibility	88% AGAINST

All figures are expressed in terms of percentages of the shares voted, except for the Merger proposal, which is expressed as a percentage of Safeway’s outstanding common stock. Final vote results will be reported in a Form 8-K.

Safeway Inc. is a Fortune 100 company and one of the largest food and drug retailers in North America based on sales. The company operates 1,331 stores in the United States and had annual sales of $36.1 billion in 2013.